Freeport-McMoRan
Reports Second-Quarter and Six-Month 2023 Results
•Solid production performance
•Strong balance sheet and financial flexibility
•Positive outlook for cash flow generation to support continued organic growth and cash returns to shareholders
▪Net income attributable to common stock in second-quarter 2023 totaled $343 million, $0.23 per share, and adjusted net income attributable to common stock totaled $500 million, $0.35 per share, after excluding net charges totaling $157 million, $0.11 per share.
▪Consolidated production totaled 1.1 billion pounds of copper, 483 thousand ounces of gold and 21 million pounds of molybdenum in second-quarter 2023.
▪Consolidated sales totaled 1.0 billion pounds of copper, 495 thousand ounces of gold and 20 million pounds of molybdenum in second-quarter 2023. Second-quarter 2023 copper sales volumes were 3% below the April 2023 estimate, reflecting shipping delays in Indonesia associated with the renewal of PT Freeport Indonesia's (PT-FI) export license.
▪Consolidated sales for the year 2023 are expected to approximate 4.0 billion pounds of copper, 1.75 million ounces of gold and 79 million pounds of molybdenum, including 1.0 billion pounds of copper, 420 thousand ounces of gold and 20 million pounds of molybdenum in third-quarter 2023.
▪Average realized prices in second-quarter 2023 were $3.84 per pound for copper, $1,942 per ounce for gold and $24.27 per pound for molybdenum.
▪Average unit net cash costs in second-quarter 2023 were $1.47 per pound of copper. Unit net cash costs for the year 2023 are expected to average $1.55 per pound of copper.
▪Operating cash flows totaled $1.7 billion (including $0.2 billion of working capital and other sources) in second-quarter 2023. Based on current sales volume and cost estimates, and assuming average prices of $3.90 per pound for copper, $1,950 per ounce for gold and $20.00 per pound for molybdenum for the second half of 2023, operating cash flows are expected to approximate $6.4 billion for the year 2023.
▪Capital expenditures totaled $1.2 billion (including $0.4 billion for major mining projects and $0.5 billion for the Indonesia smelter projects) in second-quarter 2023. Capital expenditures for the year 2023 are expected to approximate $4.8 billion (including $2.0 billion for major mining projects and $1.6 billion for the Indonesia smelter projects).
▪At June 30, 2023, consolidated debt totaled $9.5 billion and consolidated cash and cash equivalents totaled $6.7 billion, resulting in net debt of $2.8 billion ($0.9 billion excluding net debt for the Indonesia smelter projects). Refer to the supplemental schedule, "Net Debt," on page IX.

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PHOENIX, AZ, July 20, 2023 - Freeport-McMoRan Inc. (NYSE: FCX) reported second-quarter 2023 net income attributable to common stock of $343 million, $0.23 per share, and adjusted net income attributable to common stock of $500 million, $0.35 per share, after excluding net charges totaling $157 million, $0.11 per share, primarily associated with charges for an unfavorable tax ruling at Cerro Verde, adjustments to environmental obligations and an accrual of a potential administrative fine in Indonesia. For additional information, refer to the supplemental schedule, "Adjusted Net Income," on page VII.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "Our global team continues to execute our strategy and deliver strong results. During the second quarter, we achieved solid production performance, managed costs efficiently and advanced several important value-enhancing initiatives. As a leading supplier of copper with long-lived reserves, organic growth opportunities, a solid balance sheet and a proven track record for successful project development, we are positioned for a bright future for the benefit of all stakeholders."

SUMMARY FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Revenues[a,b]	$5,737	$5,416	$11,126	$12,019
Operating income[a]	$1,410	$1,736	$3,011	$4,545
Net income attributable to common stock[c,d,e]	$343	$840	$1,006	$2,367
Diluted net income per share of common stock	$0.23	$0.57	$0.69	$1.61

Diluted weighted-average common shares outstanding	1,442	1,457	1,443	1,463
Operating cash flows[f]	$1,673	$1,621	$2,723	$3,312
Capital expenditures	$1,163	$863	$2,284	$1,586
At June 30:
Cash and cash equivalents	$6,683	$9,492	$6,683	$9,492
Total debt, including current portion	$9,495	$11,092	$9,495	$11,092

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page XI.
b.Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(118) million ($(45) million to net income attributable to common stock or $(0.03) per share) in second-quarter 2023, $(355) million ($(154) million to net income attributable to common stock or $(0.10) per share) in second-quarter 2022, $182 million ($61 million to net income attributable to common stock or $0.04 per share) for the first six months of 2023 and $65 million ($27 million to net income attributable to common stock or $0.02 per share) for the first six months of 2022. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
c.Includes net charges totaling $157 million ($0.11 per share) in second-quarter 2023, $14 million ($0.01 per share) in second-quarter 2022, $251 million ($0.17 per share) for the first six months of 2023 and $52 million ($0.04 per share) for the first six months of 2022 that are described in the supplemental schedule, "Adjusted Net Income," on page VII.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
e.Beginning January 1, 2023, FCX’s economic and equity ownership interest in PT-FI is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%.
f.Working capital and other sources (uses) totaled $237 million in second-quarter 2023, $100 million in second-quarter 2022, $(230) million for the first six months of 2023 and $(711) million for the first six months of 2022.

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SUMMARY OPERATING DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2023		2022	2023		2022
Copper (millions of recoverable pounds)
Production	1,067		1,075	2,032		2,084
Sales, excluding purchases	1,029	[a]	1,087	1,861	[a]	2,111
Average realized price per pound	$3.84		$4.03	$3.91		$4.18
Site production and delivery costs per pound[b]	$2.39		$2.09	$2.47		$2.06
Unit net cash costs per pound[b]	$1.47		$1.41	$1.60		$1.37
Gold (thousands of recoverable ounces)
Production	483		476	888		891
Sales	495	[a]	476	765	[a]	885
Average realized price per ounce	$1,942		$1,827	$1,946		$1,861
Molybdenum (millions of recoverable pounds)
Production	21		23	42		44
Sales, excluding purchases	20		20	39		39
Average realized price per pound	$24.27		$19.44	$27.24		$19.37
a.Beginning on January 1, 2023, PT-FI's commercial arrangement with PT Smelting converted from a concentrate sales agreement to a tolling arrangement, which resulted in a change in timing of sales. At June 30, 2023, approximately 85 million pounds of copper and 40 thousand ounces of gold from PT-FI's production was deferred in inventory and will be sold in future periods.
b.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs (credits) by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
Consolidated Sales Volumes
Second-quarter 2023 sales:
•Copper sales of 1.029 billion pounds were 3% lower than the April 2023 estimate of 1.065 billion pounds and 5% below the second-quarter 2022 sales of 1.087 billion pounds, primarily reflecting shipping delays in Indonesia associated with the renewal of PT-FI's export license.
•Gold sales of 495 thousand ounces approximated the April 2023 estimate of 500 thousand ounces and were 4% above second-quarter 2022 sales of 476 thousand ounces.
•Molybdenum sales of 20 million pounds approximated the April 2023 estimate and second-quarter 2022 sales.
Consolidated sales volumes for the year 2023 are expected to approximate 4.0 billion pounds of copper, 1.75 million ounces of gold and 79 million pounds of molybdenum, including 1.0 billion pounds of copper, 420 thousand ounces of gold and 20 million pounds of molybdenum in third-quarter 2023. Projected sales volumes assume the resumption of exports at PT-FI beginning in late July 2023, and are dependent on operational performance, weather-related conditions, timing of shipments and other factors detailed in the Cautionary Statement below. Further delays in obtaining PT-FI's export license could impact FCX's production and sales volumes and financial results.
Consolidated Unit Net Cash Costs
Second-quarter 2023 consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.47 per pound of copper were lower than the April 2023 estimate of $1.51 per pound, primarily reflecting higher by-product credits. Second-quarter 2023 consolidated average unit net cash costs (net of by-product credits) were 4% higher than second-quarter 2022 average unit net cash costs of $1.41 per pound, primarily reflecting higher unit net cash costs in North America. Refer to "Mining Operations" below for further discussion.
Assuming average prices of $1,950 per ounce of gold and $20.00 per pound of molybdenum for the second half of 2023 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of

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by-product credits) for FCX's copper mines are expected to average $1.55 per pound of copper for the year 2023 (including $1.61 per pound of copper in third-quarter 2023). Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. The impact of price changes during the second half of 2023 on consolidated unit net cash costs for the year 2023 would approximate $0.03 per pound of copper for each $100 per ounce change in the average price of gold and $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum.
Estimated consolidated unit net cash costs for the second half of 2023 do not include export duties at PT-FI that may be assessed under the revised regulation issued in mid-July 2023 as export duties applicable to PT-FI are specified in its special mining license (IUPK) (refer to Indonesia Regulatory Matters below for further discussion). The assessment of a 7.5% export duty on PT-FI sales during the second half of 2023 would impact estimated consolidated unit net cash costs by $0.07 per pound of copper for the year 2023.

MINING OPERATIONS
Leaching Innovation Initiatives. FCX is advancing a series of initiatives across its North America and South America operations to incorporate new applications, technologies and data analytics to its leaching processes. FCX believes these leach innovation initiatives provide opportunities to produce incremental copper from its large existing leach stockpiles. Initial results support the potential for incremental low-cost additions to FCX's production and reserve profile and FCX is targeting an annual run rate of approximately 200 million pounds of copper per year through these initiatives by the end of 2023. FCX is pursuing new technology applications that have the potential for significant increases in recoverable metal beyond the initial target.
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing mining operations.
FCX is planning an expansion to double the concentrator capacity of the Bagdad operation in northwest Arizona and expects to complete a feasibility study in late 2023. In parallel, FCX is advancing plans for expanded tailings infrastructure projects to support Bagdad's long-range plans. The timing of future development will be dependent on market conditions, labor and supply chain considerations and other economic factors.
At Safford/Lone Star, production from oxide ores is approaching 300 million pounds of copper per year, which reflects expansion of the initial design capacity of 200 million pounds of copper per year. FCX has conducted significant exploration drilling in the area in recent years. The positive drilling results indicate opportunities to expand production to include sulfide ores in the future. FCX is advancing metallurgical testing and mine development planning for a potential significant long-term investment for development of identified large sulfide resources.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Copper (millions of recoverable pounds)
Production	354	382	686	736
Sales, excluding purchases	339	389	671	770
Average realized price per pound	$3.92	$4.36	$4.03	$4.46

Molybdenum (millions of recoverable pounds)
Production[a]	9	8	16	15

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.93	$2.50	$2.92	$2.44
By-product credits	(0.55)	(0.35)	(0.57)	(0.35)
Treatment charges	0.13	0.11	0.13	0.10
Unit net cash costs	$2.51	$2.26	$2.48	$2.19
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
FCX's consolidated copper sales volumes from North America of 339 million pounds in second-quarter 2023 were lower than second-quarter 2022 copper sales volumes of 389 million, primarily reflecting lower ore grades and the timing of shipments, partly offset by incremental copper associated with leach initiatives. North America copper sales are estimated to approximate 1.4 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.51 per pound of copper in second-quarter 2023 were higher than second-quarter 2022 unit net cash costs of $2.26 per pound, primarily reflecting the impact of lower sales volumes and increased costs of maintenance, supplies and labor, partly offset by higher molybdenum by-product credits and lower costs of energy.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.56 per pound of copper for the year 2023, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $20.00 per pound for the second half of 2023. North America's average unit net cash costs for the year 2023 would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2023.
South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. El Abra's large sulfide resource supports a potential major mill project similar to the large-scale concentrator at Cerro Verde. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project. FCX is advancing plans to invest in water infrastructure to provide options to extend existing operations, while continuing to monitor potential changes in Chile's regulatory and fiscal matters.

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Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Copper (millions of recoverable pounds)
Production	307	286	611	560
Sales	304	288	606	552
Average realized price per pound	$3.78	$3.83	$3.85	$4.00

Molybdenum (millions of recoverable pounds)
Production[a]	5	7	11	14

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.43	$2.48	$2.49	$2.45
By-product credits	(0.37)	(0.35)	(0.45)	(0.38)
Treatment charges	0.21	0.15	0.19	0.15
Royalty on metals	0.01	0.01	0.01	0.01
Unit net cash costs	$2.28	$2.29	$2.24	$2.23
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
FCX's consolidated copper sales volumes from South America of 304 million pounds in second-quarter 2023 were higher than second-quarter 2022 copper sales volumes of 288 million pounds, primarily reflecting higher ore grades. Copper sales from South America mining are expected to approximate 1.2 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for South America mining of $2.28 per pound of copper in second-quarter 2023 approximated second-quarter 2022 unit net cash costs, as the impact of higher sales volumes was offset by higher costs of maintenance, supplies and consumables, and increased treatment charges.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.33 per pound of copper for the year 2023, based on current sales volume and cost estimates and assuming an average price of $20.00 per pound of molybdenum for the second half of 2023.
Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76% ownership interest in PT-FI and manages its mining operations. PT-FI's results are consolidated in FCX's financial statements. Under the terms of agreements entered into in 2018, FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, FCX's economic interest in PT-FI is 48.76%.
Regulatory Matters. Over the past several years, the Indonesia government has enacted various laws and regulations to promote downstream processing of various minerals, including copper concentrates. In 2018, PT-FI agreed to expand its domestic smelting and refining capacity to process all of its copper concentrates in Indonesia. PT-FI is advancing the construction of the Manyar smelter and precious metals refinery (PMR) and expanding capacity at PT Smelting. Construction progress on the Manyar smelter currently approximates 75% with estimated construction completion in mid-2024. Commissioning of the facilities is expected to commence in second-quarter 2024 with a ramp-up schedule through year-end 2024.
On June 10, 2023, export licenses for several exporters, including PT-FI, expired. During the second quarter and through mid-July 2023, the Indonesia government issued various regulations to address exports of unrefined metals. In June 2023, the Ministry of Energy and Mineral Resource (MEMR) issued regulations to allow continued exports of copper concentrates through May 2024 for companies engaged in ongoing smelter development projects with construction progress greater than 50%, and during July 2023, the Ministry of Trade issued regulations on the permitted export of various products, including copper concentrates. PT-FI has obtained

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an export recommendation from MEMR for 1.7 million metric tons of concentrate, which is expected to cover PT-FI’s 2023 export volumes, and has received assurances that its export license will be granted promptly. PT-FI will continue to work cooperatively with the Indonesia government to obtain approvals to continue exports until the Indonesia smelter projects are fully commissioned and reach designed operating conditions.
In mid-July 2023, the Ministry of Finance issued a revised regulation on duties for various exported products, including copper concentrates. The revised regulation assesses export duties for copper concentrates at 7.5% in the second half of 2023 and 10% for 2024 for companies with smelter progress of 70% to 90%. For companies with smelter progress above 90%, export duties would be 5% in second-half 2023 and 7.5% in 2024. PT-FI is discussing the applicability of the revised duties with the Indonesia government. Under PT-FI’s IUPK, export duties are determined based on regulations in effect in 2018, which provided that no duties are required after smelter progress reached 50%.
During second-quarter 2023, MEMR also issued a decree prescribing a formula for administrative fines for delays in construction of smelter and refining facilities, taking into account allowances for delays associated with the COVID-19 pandemic as verified by a third-party. PT-FI continues to discuss the applicability of this administrative fine with MEMR, and as of June 30, 2023, has recorded an accrual for a potential administrative fine based on its interpretation of the decree.
Operating and Development Activities. Over a multi-year investment period, PT-FI has successfully commissioned three large-scale block cave mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone and Big Gossan), providing annual production volumes of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold.
PT-FI's ongoing project to install additional milling facilities is currently expected to be completed in 2024. The project will increase milling capacity to approximately 240,000 metric tons of ore per day to provide sustained large scale production volumes. PT-FI is also advancing a mill recovery project with the installation of a new copper cleaner circuit that is expected to be completed in the second half of 2024 and to provide incremental metal production of approximately 60 million pounds of copper and 40 thousand ounces of gold per year.
Kucing Liar. Long-term mine development activities are ongoing for PT-FI's Kucing Liar deposit in the Grasberg minerals district, which is expected to produce over 6 billion pounds of copper and 6 million ounces of gold between 2028 and the end of 2041. Pre-production development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe. Capital investments are estimated to average approximately $400 million per year over this period. At full operating rates of approximately 90,000 metric tons of ore per day, annual production from Kucing Liar is expected to approximate 550 million pounds of copper and 560 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct additional domestic smelting capacity totaling 2 million metric tons of concentrate per year by the end of 2023 (subject to force majeure provisions). PT-FI is actively engaged in the following projects for additional domestic smelting capacity:
•Construction of the Manyar smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. Construction is approximately 75% complete, with estimated construction completion in mid-2024 at an estimated cost of $3.0 billion, including $2.8 billion for a construction contract (excluding capitalized interest, owner’s costs and commissioning) and $0.2 billion for investment in a desalinization plant.
•Expansion of PT Smelting's capacity by 30% to 1.3 million metric tons of copper concentrate per year, which is expected to be completed by the end of 2023. PT-FI is funding the cost of the expansion, estimated to approximate $250 million, with a loan that will convert to equity and increase PT-FI’s ownership in PT Smelting to a majority ownership interest, which is expected to occur in 2024.
•The PMR is being constructed to process gold and silver from the Manyar smelter and PT Smelting. Construction is in progress with commissioning expected during 2024 at an estimated cost of $525 million.
During second-quarter 2023, capital expenditures for the Manyar smelter and PMR (collectively, the Indonesia smelter projects) totaled $0.5 billion, and are expected to approximate $1.6 billion for the year 2023.

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Capital expenditures for the Indonesia smelter projects are being funded with proceeds received from PT-FI's April 2022 senior notes offering and availability under its revolving credit facility.
Mining Rights. PT-FI and the Indonesia government continue to engage in discussions regarding the extension of PT-FI's mining rights under its IUPK beyond 2041. An extension beyond 2041 would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Copper (millions of recoverable pounds)
Production	406	407	735	788
Sales	386	410	584	789
Average realized price per pound	$3.82	$3.86	$3.83	$4.04

Gold (thousands of recoverable ounces)
Production	479	473	881	885
Sales	492	474	758	880
Average realized price per ounce	$1,942	$1,827	$1,946	$1,861

Unit net cash credits per pound of copper[a]
Site production and delivery, excluding adjustments	$1.88	$1.43	$1.93	$1.42
Gold and silver credits	(2.60)	(2.17)	(2.68)	(2.17)
Treatment charges	0.39	0.24	0.38	0.24
Export duties[b]	—	0.21	0.03	0.21
Royalty on metals	0.24	0.27	0.26	0.26
Unit net cash credits	$(0.09)	$(0.02)	$(0.08)	$(0.04)
a.For a reconciliation of unit net cash credits per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
b.As noted above, export duties were eliminated effective March 29, 2023, upon verification that construction progress of the Manyar smelter exceeded 50%. Refer to Regulatory Matters above for further discussion of the revised export duty regulation that became effective beginning in the second half of 2023.
PT-FI's consolidated copper sales volumes of 386 million pounds in second-quarter 2023 were lower than second-quarter 2022 copper sales volumes of 410 million pounds, primarily reflecting shipping delays associated with the renewal of PT-FI's export license. PT-FI's consolidated gold sales volumes of 492 thousand ounces in second-quarter 2023 were higher than second-quarter 2022 gold sales volumes of 474 thousand ounces, primarily reflecting the timing of sales from PT Smelting.
Consolidated sales volumes from PT-FI are expected to approximate 1.4 billion pounds of copper and 1.7 million ounces of gold for the year 2023, net of a deferral of approximately 90 million pounds of copper and 130 thousand ounces of gold from mine production under tolling arrangements to be processed and sold as refined metal in future periods. Projected sales volumes assume the resumption of exports beginning in late July 2023, and are dependent on operational performance, weather-related conditions and other factors detailed in the Cautionary Statement below.
PT-FI's unit net cash credits (including gold and silver credits) of $0.09 per pound of copper in second-quarter 2023 were higher than unit net cash credits of $0.02 per pound in second-quarter 2022, reflecting higher gold and silver credits and lower export duties, partly offset by higher operating rates, increased underground maintenance costs and treatment charges and the impact of lower copper sales volumes.
Assuming an average gold price of $1,950 per ounce for the second half of 2023 and achievement of current sales volumes and cost estimates, unit net cash credits (including gold and silver credits) for PT-FI are expected to approximate $0.06 per pound of copper for the year 2023. PT-FI's average unit net cash credits for the

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year 2023 would change by approximately $0.07 per pound of copper for each $100 per ounce change in the average price of gold for the second half of 2023.
PT-FI's estimated unit net cash costs for the second half of 2023 do not include export duties that may be assessed under the revised regulation issued in mid-July 2023 as export duties applicable to PT-FI are specified in its IUPK. The assessment of a 7.5% export duty during the second half of 2023 would impact PT-FI's estimated unit net cash costs by $0.19 per pound of copper for the year 2023.
Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 7 million pounds of molybdenum in second-quarter 2023 and was lower than production of 8 million pounds of molybdenum in second-quarter 2022, primarily reflecting lower ore grades and recovery rates at Climax. FCX's consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $15.99 per pound of molybdenum in second-quarter 2023 were higher than average unit net cash costs of $10.62 per pound in second-quarter 2022, primarily reflecting lower sales volumes and higher contract labor costs. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $14.13 per pound of molybdenum for the year 2023.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
EXPLORATION
FCX's exploration activities are focused on potential mineral reserve and resource additions primarily at its North America and South America operating mines and select properties on care and maintenance status. Preliminary exploration results continue to indicate opportunities for significant future potential mineral reserve and resource additions when market conditions warrant. Exploration expenditures for the year 2023 are expected to approximate $110 million, compared with $105 million in 2022.
LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At June 30, 2023, FCX had $6.7 billion in consolidated cash and cash equivalents and $3.0 billion of availability under its revolving credit facility. In addition, PT-FI and Cerro Verde have $1.3 billion and $350 million, respectively, of availability under their respective revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $1.7 billion (including $0.2 billion of working capital and other sources) in second-quarter 2023 and $2.7 billion (net of $0.2 billion of working capital and other uses) for the first six months of 2023.
Based on current sales volume and cost estimates, and assuming average prices of $3.90 per pound of copper, $1,950 per ounce of gold and $20.00 per pound of molybdenum for the second half of 2023, FCX's consolidated operating cash flows are estimated to approximate $6.4 billion for the year 2023. The impact of price changes for the second half of 2023 on operating cash flows would approximate $240 million for each $0.10 per pound change in the average price of copper, $100 million for each $100 per ounce change in the average price of gold and $60 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $1.2 billion in second-quarter 2023 (including $0.4 billion for major mining projects and $0.5 billion for the Indonesia smelter projects) and $2.3 billion for the first six months of 2023 (including $0.8 billion for major mining projects and $0.8 billion for the Indonesia smelter projects).
Capital expenditures are expected to approximate $4.8 billion for the year 2023 (including $2.0 billion for major mining projects and $1.6 billion for the Indonesia smelter projects). Projected capital expenditures for major mining projects include $1.3 billion for planned projects primarily associated with underground mine development in the Grasberg minerals district and supporting mill and power capital costs and $0.7 billion for discretionary growth

9

projects. Capital expenditures for the Indonesia smelter projects are being funded with the proceeds received from PT-FI's April 2022 senior notes offering and availability under PT-FI's revolving credit facility.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, excluding cash committed for the Indonesia smelter projects and net of noncontrolling interests' share, taxes and other costs at June 30, 2023 (in billions):

Cash at domestic companies	$3.3
Cash at international operations	3.4
Total consolidated cash and cash equivalents	6.7
Cash for Indonesia smelter projects	(1.1)	[a]
Noncontrolling interests' share	(1.0)
Cash, net of noncontrolling interests' share	4.6
Withholding taxes	(0.1)
Net cash available	$4.5
a.Estimated remaining net proceeds from PT-FI's senior notes offering.
Debt. Following is a summary of total debt and the weighted-average interest rates at June 30, 2023 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$6.1		4.9%
Issued by PT-FI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
Other	—	[a]	2.3%
Total debt	$9.5		5.2%
a.Rounds to less than $0.1 billion.
At June 30, 2023, there were no borrowings and $8 million in letters of credit issued under FCX's $3.0 billion revolving credit facility.
Beginning in 2022 and through July 19, 2023, FCX purchased $1.3 billion aggregate principal amount of its senior notes in open-market transactions for a total cost of $1.2 billion, including $131 million aggregate principal amount in second-quarter 2023 (which resulted in a gain on early extinguishment of debt totaling $5 million in second-quarter 2023) and $103 million aggregate principal amount in July 2023.
FINANCIAL POLICY
FCX's financial policy is aligned with its strategic objectives of maintaining a strong balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests are allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding net project debt for additional smelting capacity in Indonesia). The Board of Directors (Board) will review the structure of the performance-based payout framework at least annually.
At June 30, 2023, FCX's net debt, excluding net debt for the Indonesia smelter projects, totaled $0.9 billion. Refer to the supplemental schedule, "Net Debt," on page IX.
On June 21, 2023, FCX's Board declared cash dividends totaling $0.15 per share on its common stock (including a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable, performance-based cash dividend), which will be paid on August 1, 2023, to shareholders of record as of July 14, 2023. The declaration and payment of dividends (base or variable) is at the discretion of the Board and will depend on FCX's financial results, cash requirements, global economic conditions and other factors deemed relevant by the Board.

10

As of July 19, 2023, FCX has 1.43 billion shares of common stock outstanding and $3.2 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's second-quarter results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, August 18, 2023.
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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs and operating costs; capital expenditures; operating plans; cash flows; liquidity; PT-FI’s financing, construction and completion of additional domestic smelting capacity in Indonesia in accordance with the terms of its IUPK; extension of PT-FI's IUPK beyond 2041 and export licenses; PT-FI's timely resumption of exports; payment of export duties; export volumes; FCX’s commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of 2030 climate targets and 2050 net zero aspiration; improvements in operating procedures and technology innovations and applications; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” "commitments," "pursues," "initiatives," "objectives," "opportunities," "strategy" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases are at the discretion of the Board and management, respectively, and are subject to a number of factors, including maintaining FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper; PT-FI's ability to continue to export and sell copper concentrates and anode slimes timely; changes in export duties; the Indonesia government’s approval of a deferred schedule for completion of additional domestic smelting capacity in Indonesia; production rates; timing of shipments; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, regulatory or industry conditions; reductions in liquidity and access to capital; changes in tax laws and regulations, including the impact of the U.S. Inflation Reduction Act; any major public health crisis; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; discussions relating to the extension of PT-FI's IUPK beyond 2041; cybersecurity incidents; labor relations, including labor-related work stoppages and costs; compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies, and litigation results; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements,

11

which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains measures such as net debt, adjusted net income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. Reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended June 30,
	2023	2022	2023		2022
	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	146	172	142		173
Safford (100%)	60	70	60		72
Sierrita (100%)	52	48	47		51
Chino (100%)	43	29	39		30
Bagdad (100%)	38	46	36		46
Tyrone (100%)	14	14	14		15
Miami (100%)	3	3	3		2
Other (100%)	(2)	—	(2)		—
Total North America	354	382	339		389

South America
Cerro Verde (53.56%)	256	241	254		243
El Abra (51%)	51	45	50		45
Total South America	307	286	304		288

Indonesia
Grasberg (48.76%)[b]	406	407	386		410
Total	1,067	1,075	1,029	[c]	1,087	[c]
Less noncontrolling interests	352	210	340		212
Net	715	865	689		875

Average realized price per pound			$3.84		$4.03

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	3	3		2
Indonesia (48.76%)[b]	479	473	492		474
Consolidated	483	476	495		476
Less noncontrolling interests	245	89	252		89
Net	238	387	243		387

Average realized price per ounce			$1,942		$1,827

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	3	5	N/A		N/A
Henderson (100%)	4	3	N/A		N/A
North America copper mines (100%)[a]	9	8	N/A		N/A
Cerro Verde (53.56%)	5	7	N/A		N/A
Consolidated	21	23	20		20
Less noncontrolling interests	3	3	3		3
Net	18	20	17		17

Average realized price per pound			$24.27		$19.44

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. Beginning January 1, 2023, FCX’s economic interest in PT Freeport Indonesia (PT-FI) is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%.

c. Consolidated sales volumes exclude purchased copper of 19 million pounds in second-quarter 2023 and 23 million pounds in second-quarter 2022.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Six Months Ended June 30,
	2023		2022	2023		2022
	Production			Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	289		326	284		339
Safford (100%)	123		139	124		143
Sierrita (100%)	95		100	89		103
Chino (100%)	79		57	74		62
Bagdad (100%)	72		80	72		88
Tyrone (100%)	27		28	27		30
Miami (100%)	6		6	6		5
Other (100%)	(5)		—	(5)		—
Total North America	686		736	671		770

South America
Cerro Verde (53.56%)	501		478	500		472
El Abra (51%)	110		82	106		80
Total South America	611		560	606		552

Indonesia
Grasberg (48.76%)[b]	735		788	584		789
Total	2,032		2,084	1,861	[c]	2,111	[c]
Less noncontrolling interests	663		409	583		406
Net	1,369		1,675	1,278		1,705

Average realized price per pound				$3.91		$4.18

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	7		6	7		5
Indonesia (48.76%)[b]	881	[d]	885	758	[d]	880
Consolidated	888		891	765		885
Less noncontrolling interests	389		166	326		165
Net	499		725	439		720

Average realized price per ounce				$1,946		$1,861

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	8		9	N/A		N/A
Henderson (100%)	7		6	N/A		N/A
North America copper mines (100%)[a]	16		15	N/A		N/A
Cerro Verde (53.56%)	11		14	N/A		N/A
Consolidated	42		44	39		39
Less noncontrolling interests	5		6	5		5
Net	37		38	34		34

Average realized price per pound				$27.24		$19.37

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. Beginning January 1, 2023, FCX’s economic interest in PT-FI is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%.

c. Consolidated sales volumes exclude purchased copper of 67 million pounds for the first six months of 2023 and 38 million pounds for the first six months of 2022.
d. Includes approximately 190 thousand ounces of gold production and sales volumes attributed to PT Mineral Industri Indonesia's approximate 19% economic interest in accordance with the PT-FI shareholders agreement.
II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	724,100	722,900	668,900	715,800
Average copper ore grade (%)	0.24	0.29	0.25	0.29
Copper production (millions of recoverable pounds)	239	254	473	499

Mill Operations
Ore milled (metric tons per day)	315,500	306,900	306,500	299,200
Average ore grades (%):
Copper	0.33	0.39	0.34	0.38
Molybdenum	0.02	0.02	0.02	0.02
Copper recovery rate (%)	83.8	83.2	82.2	82.1
Production (millions of recoverable pounds):
Copper	172	195	326	364
Molybdenum	9	8	17	15

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	203,600	157,700	203,800	148,800
Average copper ore grade (%)	0.33	0.37	0.33	0.36
Copper production (millions of recoverable pounds)	74	71	160	132

Mill Operations
Ore milled (metric tons per day)	425,500	427,100	415,300	410,800
Average ore grades (%):
Copper	0.35	0.31	0.34	0.32
Molybdenum	0.01	0.01	0.01	0.02
Copper recovery rate (%)	82.6	84.4	83.2	85.5
Production (millions of recoverable pounds):
Copper	233	215	451	428
Molybdenum	5	7	11	14

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	114,800	101,800	102,300	101,100
Deep Mill Level Zone underground mine	80,200	77,300	75,100	77,800
Big Gossan underground mine	8,200	7,400	7,600	7,500
Other adjustments	3,900	10,500	1,100	5,400
Total	207,100	197,000	186,100	191,800
Average ore grades:
Copper (%)	1.15	1.22	1.16	1.22
Gold (grams per metric ton)	1.05	1.08	1.06	1.05
Recovery rates (%):
Copper	88.9	89.8	89.5	89.6
Gold	76.7	79.0	77.4	78.2
Production (recoverable):
Copper (millions of pounds)	406	407	735	788
Gold (thousands of ounces)	479	473	881	885

100% Molybdenum Mines
Ore milled (metric tons per day)	27,100	25,600	27,200	24,100
Average molybdenum ore grade (%)	0.14	0.18	0.16	0.18
Molybdenum production (millions of recoverable pounds)	7	8	15	15

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,737	$5,416	$11,126	$12,019
Cost of sales:
Production and delivery[b]	3,548	3,003	6,712	6,153
Depreciation, depletion and amortization	547	507	946	996
Metals inventory adjustments	1	18	2	18
Total cost of sales	4,096	3,528	7,660	7,167
Selling, general and administrative expenses	115	100	241	215
Mining exploration and research expenses	42	25	73	49
Environmental obligations and shutdown costs	74	29	141	45
Net gain on sales of assets	—	(2)	—	(2)
Total costs and expenses	4,327	3,680	8,115	7,474
Operating income	1,410	1,736	3,011	4,545
Interest expense, net[c]	(171)	(156)	(322)	(283)
Net gain on early extinguishment of debt	5	8	5	8
Other income, net	24	11	112	42
Income before income taxes and equity in affiliated companies' net earnings	1,268	1,599	2,806	4,312
Provision for income taxes[d]	(539)	(571)	(1,038)	(1,395)
Equity in affiliated companies' net earnings	2	10	12	25
Net income	731	1,038	1,780	2,942
Net income attributable to noncontrolling interests	(388)	(198)	(774)	(575)
Net income attributable to common stockholders[e,f]	$343	$840	$1,006	$2,367

Diluted net income per share attributable to common stock	$0.23	$0.57	$0.69	$1.61

Diluted weighted-average common shares outstanding	1,442	1,457	1,443	1,463

Dividends declared per share of common stock	$0.15	$0.15	$0.30	$0.30

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
b.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $51 million in second-quarter 2023, $31 million in second-quarter 2022, $101 million for the first six months of 2023 and $50 million for the first six months of 2022.
c.Consolidated interest costs (before capitalization) totaled $234 million in second-quarter 2023 and $189 million in second-quarter 2022, $441 million for the first six months of 2023 and $342 million for the first six months of 2022. The increase in consolidated interest costs (before capitalization) in the 2023 periods, compared to the 2022 periods, is primarily related to interest associated with the Cerro Verde contested tax rulings by the Peruvian Supreme Court (refer to the supplemental schedule, "Adjusted Net Income," on page VII).
d.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," on page VIII.
e.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
f.Refer to the supplemental schedule, "Adjusted Net Income," on page VII, for a summary of net charges (credits) impacting FCX’s consolidated statements of income.
IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2023	2022
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$6,683	$8,146
Trade accounts receivable	675	1,336
Income and other tax receivables	417	459
Inventories:
Materials and supplies, net	2,098	1,964
Mill and leach stockpiles	1,498	1,383
Product	2,214	1,833
Other current assets	472	492
Total current assets	14,057	15,613
Property, plant, equipment and mine development costs, net	33,845	32,627
Long-term mill and leach stockpiles	1,241	1,252
Other assets	1,764	1,601
Total assets	$50,907	$51,093

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,642	$4,027
Accrued income taxes	531	744
Current portion of environmental and asset retirement obligations (AROs)	361	320
Dividends payable	217	217
Current portion of debt	37	1,037
Total current liabilities	4,788	6,345
Long-term debt, less current portion	9,458	9,583
Environmental and AROs, less current portion	4,566	4,463
Deferred income taxes	4,343	4,269
Other liabilities	1,725	1,562
Total liabilities	24,880	26,222

Equity:
Stockholders' equity:
Common stock	162	161
Capital in excess of par value	25,028	25,322
Accumulated deficit	(2,901)	(3,907)
Accumulated other comprehensive loss	(318)	(320)
Common stock held in treasury	(5,769)	(5,701)
Total stockholders' equity	16,202	15,555
Noncontrolling interests	9,825	9,316
Total equity	26,027	24,871
Total liabilities and equity	$50,907	$51,093

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2023	2022
	(In Millions)
Cash flow from operating activities:
Net income	$1,780	$2,942
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	946	996
Metals inventory adjustments	2	18
Net gain on sales of assets	—	(2)
Stock-based compensation	72	62
Net charges for environmental and AROs, including accretion	237	119
Payments for environmental and AROs	(114)	(120)
Net charges for defined pension and postretirement plans	31	20
Pension plan contributions	(6)	(50)
Net gain on early extinguishment of debt	(5)	(8)
Deferred income taxes	74	63
Change in deferred profit on PT-FI sales to PT Smelting	(112)	27
Other, net	48	(44)
Changes in working capital and other:
Accounts receivable	756	314
Inventories	(530)	(40)
Other current assets	(17)	(99)
Accounts payable and accrued liabilities	(231)	185
Accrued income taxes and timing of other tax payments	(208)	(1,071)
Net cash provided by operating activities	2,723	3,312

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(378)	(276)
South America	(183)	(124)
Indonesia mining	(833)	(759)
Indonesia smelter projects	(780)	(344)
Molybdenum mines	(22)	(9)
Other	(88)	(74)
Proceeds from sales of assets	11	96
Loans to PT Smelting for expansion	(61)	(34)
Other, net	(31)	(6)
Net cash used in investing activities	(2,365)	(1,530)

Cash flow from financing activities:
Proceeds from debt	681	4,666
Repayments of debt	(1,806)	(2,993)
Cash dividends and distributions paid:
Common stock	(432)	(438)
Noncontrolling interests	(291)	(513)
Treasury stock purchases	—	(1,185)
Contributions from noncontrolling interests	50	94
Proceeds from exercised stock options	34	106
Payments for withholding of employee taxes related to stock-based awards	(47)	(55)
Other, net	(1)	(33)
Net cash used in financing activities	(1,812)	(351)

Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(1,454)	1,431
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	8,390	8,314
Cash, cash equivalents and restricted cash and cash equivalents at end of period[a]	$6,936	$9,745
a.Includes restricted cash and cash equivalents of $253 million at June 30, 2023 and 2022.
VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Management uses adjusted net income to evaluate FCX's operating performance and believes that investors’ understanding of FCX's performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended June 30,
	2023				2022
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$343	$0.23	N/A		$840	$0.57

Cerro Verde contested tax rulings	$(117)	[b]	$(59)	$(0.04)	$—		$—	$—
Net adjustments to environmental obligations	(60)		(60)	(0.04)	(13)		(13)	(0.01)
PT-FI net charges	(54)	[c]	(22)	(0.02)	—		—	—
Impairments and contract-cancellation costs	(16)	[d]	(16)	(0.01)	(4)		(2)	—
Metals inventory adjustments	(1)		(1)	—	(18)		(11)	(0.01)
Net gain on early extinguishment of debt	5		5	—	8		13	0.01
Net gain on sales of assets	—		—	—	2		2	—
Other net charges	(5)	[e]	(5)	—	(2)	[f]	(2)	—
Total net charges[h]	$(247)		$(157)	$(0.11)	$(28)		$(14)	$(0.01)

Adjusted net income attributable to common stock[h]	N/A		$500	$0.35	N/A		$854	$0.58

	Six Months Ended June 30,
	2023				2022
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$1,006	$0.69	N/A		$2,367	$1.61

Cerro Verde contested tax rulings	$(142)	[b]	$(73)	$(0.05)	$—		$—	$—
Net adjustments to environmental obligations	(116)		(116)	(0.08)	(13)		(13)	(0.01)
PT-FI net charges	(60)	[c]	(26)	(0.02)	(51)	[g]	(31)	(0.02)
Impairments and contract-cancellation costs	(35)	[d]	(34)	(0.02)	(8)		(3)	—
Metals inventory adjustments	(2)		(2)	—	(18)		(11)	(0.01)
Net gain on early extinguishment of debt	5		5	—	8		13	0.01
Net gain on sales of assets	—		—	—	2		2	—
Other net charges	(7)	[e]	(6)	—	(8)	[f]	(8)	(0.01)
Total net charges[h]	$(357)		$(251)	$(0.17)	$(89)		$(52)	$(0.04)

Adjusted net income attributable to common stock[h]	N/A		$1,257	$0.87	N/A		$2,419	$1.65

a.Reflects impact to FCX's net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Reflects charges (credits) associated with contested tax rulings by the Peruvian Supreme Court recorded to interest expense, net ($50 million in the second quarter and $74 million for the first six months of 2023), other income, net ($69 million in the second quarter and first six months of 2023) and production and delivery ($(2) million in the second quarter and $(1) million for the first six months of 2023).
c.Primarily reflects a charge of $55 million recorded to production and delivery associated with a potential administrative fine in Indonesia. Other PT-FI (credits) charges for the second quarter and first six months of 2023 include $(4) million recorded to revenues and $3 million to production and delivery. The first six months of 2023 also include net charges of $2 million to interest expense, net and $4 million to other income, net.
d.Includes charges for impairment of oil and gas properties ($14 million in the second quarter and first six months of 2023), and mining asset impairments and contract-cancellation costs, which were recorded to production and delivery.
e.Reflects charges recorded to production and delivery ($1 million in the second quarter and $3 million for the first six months of 2023) and selling, general and administrative expenses ($4 million in the second quarter and first six months of 2023) associated with a litigation settlement and ARO adjustments.
f.Reflects net charges recorded to production and delivery associated with ARO adjustments.
g.Reflects net charges of $18 million recorded to revenues associated with exposure for additional export duties for prior periods and $33 million recorded to production and delivery associated with the settlement of an administrative fine, partly offset by an adjustment related to a historical tax audit.
h.May not foot because of rounding.
VII

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended June 30,
	2023					2022
					Income Tax				Income Tax
	Income		Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]		Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$37		—%	[c]	$(1)	$357	1%	[c]	$(3)
South America	143	[d]	79%		(113)	164	37%		(61)
Indonesia	1,094		37%		(410)	1,113	39%		(434)
Eliminations and other	(6)		N/A		(1)	(35)	N/A		3
Rate adjustment[e]	—		N/A		(14)	—	N/A		(76)
Continuing operations	$1,268		43%		$(539)	$1,599	36%		$(571)

	Six Months Ended June 30,
	2023					2022
					Income Tax				Income Tax
	Income		Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]		Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$250		—%	[c]	$3	$909	1%	[c]	$(5)
South America	642	[d]	48%		(307)	776	39%		(302)
Indonesia	1,981		37%		(740)	2,625	39%		(1,020)
Eliminations and other	(67)		N/A		21	2	N/A		(7)
Rate adjustment[e]	—		N/A		(15)	—	N/A		(61)
Continuing operations	$2,806		37%		$(1,038)	$4,312	32%		$(1,395)

a.Represents income before income taxes and equity in affiliated companies' net earnings.
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses (NOLs). See below for discussion of the provisions of the U.S. Inflation Reduction Act of 2022.
d.Includes net charges associated with contested tax rulings by the Peruvian Supreme Court totaling $117 million in the second quarter and $142 million for the first six months of 2023. Excluding these net charges, South America’s effective tax rate would have approximated 43% for second-quarter 2023 and 39% for the first six months of 2023. Refer to the supplemental schedule, "Adjusted Net Income," on page VII.
e.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
The provisions of the U.S. Inflation Reduction Act of 2022 (the Act) became applicable to FCX on January 1, 2023. The Act includes, among other provisions, a new Corporate Alternative Minimum Tax (CAMT) of 15% on the adjusted financial statement income (AFSI) of corporations with average AFSI exceeding $1.0 billion over a three-year period. As limited guidance related to how the CAMT provisions of the Act should be applied or otherwise administered has been released by the U.S. Department of the Treasury (the Treasury), uncertainty remains regarding the application of the CAMT. FCX has made interpretations of certain provisions of the Act, and based on these interpretations, determined that the provisions of the Act did not impact FCX’s financial results for the first six months of 2023. However, future guidance released by the Treasury may differ from FCX’s interpretations, which could be material and may further limit FCX's ability to realize future benefits from its U.S. NOLs.
Assuming achievement of current sales volume and cost estimates and average prices of $3.90 per pound for copper, $1,950 per ounce for gold and $20.00 per pound for molybdenum for the second half of 2023, FCX estimates its consolidated effective tax rate for the year 2023 would approximate 36%. Projections for the year 2023 assume, among other things, exports resume at PT-FI beginning in late July 2023. Changes in projected sales volumes and average prices during 2023 would incur tax impacts at estimated effective rates of 40% for Peru, 36% for Indonesia and 0% for the U.S., which excludes any impact from the Act. FCX’s projected estimated effective tax rate of 0% for the U.S. for the year 2023 may be adjusted as additional guidance is released by the Treasury on key provisions of the Act, including guidance on the CAMT.

VIII

Freeport-McMoRan Inc.
NET DEBT
FCX believes that net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires FCX to maintain its net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding net project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in billions):

	As of June 30, 2023		As of December 31, 2022
Current portion of debt	$—	[a]	$1.0
Long-term debt, less current portion	9.5		9.6
Consolidated debt	9.5		10.6
Less: consolidated cash and cash equivalents	6.7		8.1
FCX net debt	2.8		2.5
Less: net debt for Indonesia smelter projects[b]	1.9		1.2
FCX net debt, excluding Indonesia smelter projects	$0.9		$1.3
a.Rounds to less than $0.1 billion
b.Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $1.1 billion as of June 30, 2023, and consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $1.8 billion as of December 31, 2022.

DERIVATIVE INSTRUMENTS
For the six months ended June 30, 2023, FCX's mined copper was sold 51% in concentrate, 26% as cathode and 23% as rod from North America operations. All of FCX's copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $3.84 per pound during second-quarter 2023 and FCX's provisionally priced copper sales were recorded at an average price of $3.77 per pound on June 30, 2023. Because a portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a determinant of the average recorded copper price for the period. FCX's average realized copper price was $3.84 per pound in second-quarter 2023.
Beginning on January 1, 2023, PT-FI's commercial arrangement with PT Smelting converted from a concentrate sales agreement to a tolling arrangement. Under this arrangement, PT-FI pays PT Smelting a tolling fee to smelt and refine its concentrate and PT-FI retains title to all products for sale to third parties (i.e., there are no further sales to PT Smelting). PT-FI’s sale of copper cathodes under the tolling arrangement are priced in the month of shipment and are not subject to provisional pricing.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended June 30,
	2023			2022
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(118)	$(52)	$(170)	$(355)	$(365)	$(720)
Net income attributable to common stock	$(45)	$(15)	$(60)	$(154)	$(140)	$(294)
Net income per share of common stock	$(0.03)	$(0.01)	$(0.04)	$(0.10)	$(0.10)	$(0.20)
a.Reflects adjustments to provisionally priced copper sales at March 31, 2023 and 2022.
b.Reflects adjustments to provisionally priced copper sales during the second quarters of 2023 and 2022.

IX

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS (continued)

	Six months ended June 30,
	2023			2022
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$182	$(121)	$61	$65	$(567)	$(502)
Net income attributable to common stock	$61	$(43)	$18	$27	$(230)	$(203)
Net income per share of common stock	$0.04	$(0.03)	$0.01	$0.02	$(0.16)	$(0.14)
a.Reflects adjustments to provisionally priced copper sales at December 31, 2022 and 2021.
b.Reflects adjustments to provisionally priced copper sales for the first six months of 2023 and 2022.

At June 30, 2023, FCX had provisionally priced copper sales at its copper mining operations totaling 271 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $3.77 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $26 million effect on 2023 revenues ($8 million to net income attributable to common stock). The LME copper price settled at $3.79 per pound on July 19, 2023.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and, through December 31, 2022, on 39.5% of PT-FI's sales to PT Smelting (PT-FI's 39.5% owned copper smelter and refinery in Gresik, Indonesia) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income totaling $(39) million ($(21) million to net income attributable to common stock) in second-quarter 2023, $(7) million (less than $1 million to net income attributable to common stock) in second-quarter 2022, $72 million ($27 million to net income attributable to common stock) for the first six months of 2023 and $40 million ($23 million to net income attributable to common stock) for the first six months of 2022. FCX's net deferred profits on its inventories at Atlantic Copper to be recognized in future periods' operating income totaled $63 million at June 30, 2023. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra and totaled $388 million in second-quarter 2023 and $774 million for the first six months of 2023 (which represented 31% and 28%, respectively, of FCX's consolidated income before income taxes). Refer to Business Segments below for net income attributable to noncontrolling interests for each of FCX's business segments. As noted above, FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, FCX's economic interest in PT-FI is 48.76% (with the exception of approximately 190 thousand ounces of first-quarter 2023 gold sales volumes that were attributed approximately 81% to FCX in accordance with the PT-FI shareholder agreement). Based on current sales volume and cost estimates and assuming average prices of $3.90 per pound for copper, $1,950 per ounce for gold and $20.00 per pound for molybdenum, net income attributable to noncontrolling interests is estimated to approximate $2.0 billion for the year 2023 (which would represent 30% of FCX's consolidated income before income taxes). The actual amount will depend on many factors, including relative performance of each business segment (including that exports resume at PT-FI beginning in late July 2023), commodity prices, costs and other factors.

X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci and Cerro Verde copper mines, the Grasberg minerals district (Indonesia Mining), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic		Corporate,
	North America Copper Mines			South America Mining								Copper		Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting		& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining		nations		Total
Three Months Ended June 30, 2023
Revenues:
Unaffiliated customers	$26	$14	$40	$783		$190	$973	$2,039		$—	$1,463	$744		$478	[a]	$5,737
Intersegment	570	980	1,550	175		—	175	198		150	10	4		(2,087)		—
Production and delivery	422	744	1,166	609		174	783	858	[b]	105	1,465	725		(1,554)		3,548
Depreciation, depletion and amortization	42	57	99	117		15	132	275		14	1	7		19		547
Metals inventory adjustments	1	—	1	—		—	—	—		—	—	—		—		1
Selling, general and administrative expenses	1	—	1	2		—	2	30		—	—	7		75		115
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		41		42
Environmental obligations and shutdown costs	—	1	1	—		—	—	—		—	—	—		73		74
Operating income (loss)	130	191	321	230		1	231	1,074		31	7	9		(263)		1,410

Interest expense, net	—	—	—	55	[c]	—	55	13		—	—	8		95		171
Provision for income taxes	—	—	—	113		—	113	410		—	—	—		16		539
Net income attributable to noncontrolling interests	—	—	—	18		2	20	368	[d]	—	—	—		—		388
Total assets at June 30, 2023	3,167	5,754	8,921	8,444		1,890	10,334	20,460		1,717	280	1,127		8,068		50,907
Capital expenditures	67	115	182	57		26	83	384		13	2	11		488	[e]	1,163

Three Months Ended June 30, 2022
Revenues:
Unaffiliated customers	$17	$30	$47	$702		$180	$882	$1,920	[f]	$—	$1,753	$433		$381	[a]	$5,416
Intersegment	730	1,078	1,808	134		—	134	58		144	8	—		(2,152)		—
Production and delivery	397	720	1,117	565		177	742	564		80	1,765	463	[g]	(1,728)		3,003
Depreciation, depletion and amortization	44	58	102	91		11	102	262		18	1	6		16		507
Metals inventory adjustments	—	7	7	9		2	11	—		—	—	—		—		18
Selling, general and administrative expenses	1	—	1	2		—	2	30		—	—	5		62		100
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		24		25
Environmental obligations and shutdown costs	(13)	—	(13)	—		—	—	—		—	—	—		42		29
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(2)		(2)
Operating income (loss)	318	322	640	169		(10)	159	1,122		46	(5)	(41)		(185)		1,736

Interest expense, net	—	—	—	4		—	4	13		—	—	2		137		156
Provision for (benefit from) income taxes	—	—	—	68		(7)	61	434		—	—	—		76		571
Net income (loss) attributable to noncontrolling interests	—	—	—	50		8	58	141	[d]	—	—	—		(1)		198
Total assets at June 30, 2022	2,839	5,338	8,177	8,379		1,843	10,222	20,679		1,702	300	1,078		7,955		50,113
Capital expenditures	63	83	146	35		33	68	388		8	2	32		219	[e]	863

XII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic		Corporate,
	North America Copper Mines			South America Mining								Copper		Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting		& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining		nations		Total
Six months ended June 30, 2023
Revenues:
Unaffiliated customers	$58	$111	$169	$1,741		$424	$2,165	$3,238	[f]	$—	$2,986	$1,493		$1,075	[a]	$11,126
Intersegment	1,163	1,928	3,091	419		—	419	367		373	16	11		(4,277)		—
Production and delivery	803	1,525	2,328	1,229		361	1,590	1,193	[b]	201	2,992	1,459		(3,051)		6,712
Depreciation, depletion and amortization	85	117	202	208		31	239	423		34	2	14		32		946
Metals inventory adjustments	1	—	1	—		—	—	—		—	—	—		1		2
Selling, general and administrative expenses	1	1	2	4		—	4	58		—	—	15		162		241
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		72		73
Environmental obligations and shutdown costs	—	22	22	—		—	—	—		—	—	—		119		141
Operating income (loss)	331	373	704	719		32	751	1,931		138	8	16		(537)		3,011

Interest expense, net	—	—	—	84	[c]	—	84	22		—	—	14		202		322
Provision for (benefit from) income taxes	—	—	—	300		7	307	740		—	—	—		(9)		1,038
Net income (loss) attributable to noncontrolling interests	—	—	—	158		20	178	639	[d]	—	—	—		(43)		774
Capital expenditures	123	255	378	118		65	183	833		22	7	23		838	[e]	2,284

Six months ended June 30, 2022
Revenues:
Unaffiliated customers	$107	$85	$192	$1,808		$340	$2,148	$4,246	[f]	$—	$3,496	$1,151		$786	[a]	$12,019
Intersegment	1,441	2,173	3,614	242		—	242	136		272	17	—		(4,281)		—
Production and delivery	760	1,375	2,135	1,123		289	1,412	1,190	[b]	155	3,519	1,185	[g]	(3,443)		6,153
Depreciation, depletion and amortization	88	119	207	178		21	199	510		34	2	12		32		996
Metals inventory adjustments	—	7	7	9		2	11	—		—	—	—		—		18
Selling, general and administrative expenses	1	1	2	4		—	4	57		—	—	13		139		215
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		48		49
Environmental obligations and shutdown costs	(13)	—	(13)	—		—	—	—		—	—	—		58		45
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(2)		(2)
Operating income (loss)	712	755	1,467	736		28	764	2,625		83	(8)	(59)		(327)		4,545

Interest expense, net	—	—	—	7		—	7	15		—	—	4		257		283
Provision for income taxes	—	—	—	295		7	302	1,020		—	—	—		73		1,395
Net income attributable to noncontrolling interests	—	—	—	218		14	232	331	[d]	—	—	—		12		575
Capital expenditures	136	140	276	68		56	124	759		9	4	43		371	[e]	1,586

XIII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)
a.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
b.Includes a $55 million charge for administrative fines in the second quarter and first six months of 2023 and $41 million for the first six months of 2022.
c.Includes interest expense associated with contested tax rulings by the Peruvian Supreme Court totaling $50 million in the second quarter and $74 million for the first six months of 2023. Refer to the supplemental schedule, “Adjusted Net Income,” on page VIII.
d.Beginning January 1, 2023, FCX’s economic and equity ownership interest in PT-FI is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%. In addition, as discussed in Note 3 of FCX’s 2022 Form 10-K, in accordance with provisions pertaining to PT-FI’s shareholders agreement, FCX's net income for the first six months of 2023 included a $35 million net benefit associated with PT-FI sales volumes that were attributed to FCX at its previous approximate 81% economic ownership interest.
e.Primarily includes capital expenditures for the Indonesia smelter projects.
f.Includes PT-FI sales to PT Smelting totaling $827 million in second-quarter 2022, $27 million for the first six months of 2023 (reflecting adjustments to prior period provisionally priced concentrate sales) and $1.7 billion for the first six months of 2022. Beginning January 1, 2023, there are no sales from PT-FI to PT Smelting (refer to above discussion of the tolling arrangement between PT-FI and PT Smelting).
g.Includes maintenance charges and idle facility costs associated with major maintenance turnarounds totaling $40 million at Atlantic Copper in the second quarter and first six months of 2022.

PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs (credits), consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,337		$1,337	$200	$51	$1,588
Site production and delivery, before net noncash and other costs shown below	999		870	139	51	1,060
By-product credits	(190)		—	—	—	—
Treatment charges	46		43	—	3	46
Net cash costs	855		913	139	54	1,106
Depreciation, depletion and amortization (DD&A)	99		87	10	2	99
Metals inventory adjustments	1		1	—	—	1
Noncash and other costs, net	51	[c]	45	5	1	51
Total costs	1,006		1,046	154	57	1,257
Other revenue adjustments, primarily for pricing on prior period open sales	(11)		(11)	—	—	(11)
Gross profit (loss)	$320		$280	$46	$(6)	$320

Copper sales (millions of recoverable pounds)	341		341
Molybdenum sales (millions of recoverable pounds)[a]				9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.92		$3.92	$23.08
Site production and delivery, before net noncash and other costs shown below	2.93		2.55	16.04
By-product credits	(0.55)		—	—
Treatment charges	0.13		0.13	—
Unit net cash costs	2.51		2.68	16.04
DD&A	0.29		0.26	1.15
Metals inventory adjustments	—		—	—
Noncash and other costs, net	0.15	[c]	0.13	0.60
Total unit costs	2.95		3.07	17.79
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)		(0.03)	—
Gross profit per pound	$0.94		$0.82	$5.29

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,588		$1,060	$99	$1
Treatment charges	(3)		43	—	—
Noncash and other costs, net	—		51	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(11)		—	—	—
Eliminations and other	16		12	—	—
North America copper mines	1,590		1,166	99	1
Other mining[d]	5,756		3,936	429	—
Corporate, other & eliminations	(1,609)		(1,554)	19	—
As reported in FCX's consolidated financial statements	$5,737		$3,548	$547	$1

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $26 million ($0.08 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,697		$1,697	$144	$30	$1,871
Site production and delivery, before net noncash and other costs shown below	975		897	95	21	1,013
By-product credits	(136)		—	—	—	—
Treatment charges	41		40	—	1	41
Net cash costs	880		937	95	22	1,054
DD&A	103		95	7	1	103
Metals inventory adjustments	7		6	1	—	7
Noncash and other costs, net	36	[c]	33	2	1	36
Total costs	1,026		1,071	105	24	1,200
Other revenue adjustments, primarily for pricing on prior period open sales	(37)		(37)	—	—	(37)
Gross profit	$634		$589	$39	$6	$634

Copper sales (millions of recoverable pounds)	389		389
Molybdenum sales (millions of recoverable pounds)[a]				8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.36		$4.36	$18.75
Site production and delivery, before net noncash and other costs shown below	2.50		2.30	12.42
By-product credits	(0.35)		—	—
Treatment charges	0.11		0.11	—
Unit net cash costs	2.26		2.41	12.42
DD&A	0.27		0.24	0.81
Metals inventory adjustments	0.02		0.02	0.16
Noncash and other costs, net	0.09	[c]	0.08	0.32
Total unit costs	2.64		2.75	13.71
Other revenue adjustments, primarily for pricing on prior period open sales	(0.10)		(0.10)	—
Gross profit per pound	$1.62		$1.51	$5.04

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,871		$1,013	$103	$7
Treatment charges	(5)		36	—	—
Noncash and other costs, net	—		36	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(37)		—	—	—
Eliminations and other	26		32	(1)	—
North America copper mines	1,855		1,117	102	7
Other mining[d]	5,332		3,614	389	11
Corporate, other & eliminations	(1,771)		(1,728)	16	—
As reported in FCX's consolidated financial statements	$5,416		$3,003	$507	$18

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $21 million ($0.05 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$2,723		$2,723	$412	$86	$3,221
Site production and delivery, before net noncash and other costs shown below	1,975		1,720	288	78	2,086
By-product credits	(387)		—	—	—	—
Treatment charges	88		83	—	5	88
Net cash costs	1,676		1,803	288	83	2,174
DD&A	202		178	20	4	202
Metals inventory adjustments	1		1	—	—	1
Noncash and other costs, net	126	[c]	107	17	2	126
Total costs	2,005		2,089	325	89	2,503
Other revenue adjustments, primarily for pricing on prior period open sales	13		13	—	—	13
Gross profit (loss)	$731		$647	$87	$(3)	$731

Copper sales (millions of recoverable pounds)	676		676
Molybdenum sales (millions of recoverable pounds)[a]				16

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.03		$4.03	$25.52
Site production and delivery, before net noncash and other costs shown below	2.92		2.55	17.81
By-product credits	(0.57)		—	—
Treatment charges	0.13		0.12	—
Unit net cash costs	2.48		2.67	17.81
DD&A	0.30		0.26	1.24
Metals inventory adjustments	—		—	—
Noncash and other costs, net	0.19	[c]	0.16	1.06
Total unit costs	2.97		3.09	20.11
Other revenue adjustments, primarily for pricing on prior period open sales	0.02		0.02	—
Gross profit per pound	$1.08		$0.96	$5.41

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$3,221		$2,086	$202	$1
Treatment charges	(9)		79	—	—
Noncash and other costs, net	—		126	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	13		—	—	—
Eliminations and other	35		37	—	—
North America copper mines	3,260		2,328	202	1
Other mining[d]	11,068		7,435	712	—
Corporate, other & eliminations	(3,202)		(3,051)	32	1
As reported in FCX's consolidated financial statements	$11,126		$6,712	$946	$2

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $53 million ($0.08 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$3,440		$3,440	$282	$57	$3,779
Site production and delivery, before net noncash and other costs shown below	1,883		1,735	179	39	1,953
By-product credits	(269)		—	—	—	—
Treatment charges	77		75	—	2	77
Net cash costs	1,691		1,810	179	41	2,030
DD&A	207		192	13	2	207
Metals inventory adjustments	7		6	1	—	7
Noncash and other costs, net	65	[c]	60	4	1	65
Total costs	1,970		2,068	197	44	2,309
Other revenue adjustments, primarily for pricing on prior period open sales	(7)		(7)	—	—	(7)
Gross profit	$1,463		$1,365	$85	$13	$1,463

Copper sales (millions of recoverable pounds)	770		770
Molybdenum sales (millions of recoverable pounds)[a]				15

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.46		$4.46	$18.36
Site production and delivery, before net noncash and other costs shown below	2.44		2.25	11.68
By-product credits	(0.35)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	2.19		2.35	11.68
DD&A	0.27		0.25	0.85
Metals inventory adjustments	0.01		0.01	0.08
Noncash and other costs, net	0.09	[c]	0.07	0.23
Total unit costs	2.56		2.68	12.84
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)	—
Gross profit per pound	$1.89		$1.77	$5.52

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$3,779		$1,953	$207	$7
Treatment charges	(9)		68	—	—
Noncash and other costs, net	—		65	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(7)		—	—	—
Eliminations and other	43		49	—	—
North America copper mines	3,806		2,135	207	7
Other mining[d]	11,708		7,461	757	11
Corporate, other & eliminations	(3,495)		(3,443)	32	—
As reported in FCX's consolidated financial statements	$12,019		$6,153	$996	$18

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $29 million ($0.04 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,153		$1,153	$128	$1,281
Site production and delivery, before net noncash and other costs shown below	741		678	82	760
By-product credits	(109)		—	—	—
Treatment charges	62		62	—	62
Royalty on metals	2		2	—	2
Net cash costs	696		742	82	824
DD&A	132		118	14	132
Noncash and other costs, net	24	[b]	23	1	24
Total costs	852		883	97	980
Other revenue adjustments, primarily for pricing on prior period open sales	(69)		(69)	—	(69)
Gross profit	$232		$201	$31	$232

Copper sales (millions of recoverable pounds)	304		304

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.78		$3.78
Site production and delivery, before net noncash and other costs shown below	2.43		2.22
By-product credits	(0.37)		—
Treatment charges	0.21		0.21
Royalty on metals	0.01		0.01
Unit net cash costs	2.28		2.44
DD&A	0.44		0.39
Noncash and other costs, net	0.08	[b]	0.07
Total unit costs	2.80		2.90
Other revenue adjustments, primarily for pricing on prior period open sales	(0.22)		(0.22)
Gross profit per pound	$0.76		$0.66

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,281		$760	$132
Treatment charges	(62)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		24	—
Other revenue adjustments, primarily for pricing on prior period open sales	(69)		—	—
Eliminations and other	—		(1)	—
South America mining	1,148		783	132
Other mining[c]	6,198		4,319	396
Corporate, other & eliminations	(1,609)		(1,554)	19
As reported in FCX's consolidated financial statements	$5,737		$3,548	$547

a.Includes silver sales of 1.1 million ounces ($23.02 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes charges totaling $11 million ($0.04 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,102	$1,102	$116	$1,218
Site production and delivery, before net noncash and other costs shown below	712	658	69	727
By-product credits	(101)	—	—	—
Treatment charges	44	44	—	44
Royalty on metals	3	3	—	3
Net cash costs	658	705	69	774
DD&A	101	91	10	101
Metals inventory adjustments	11	10	1	11
Noncash and other costs, net	18	17	1	18
Total costs	788	823	81	904
Other revenue adjustments, primarily for pricing on prior period open sales	(154)	(154)	—	(154)
Gross profit	$160	$125	$35	$160

Copper sales (millions of recoverable pounds)	288	288

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.83	$3.83
Site production and delivery, before net noncash and other costs shown below	2.48	2.29
By-product credits	(0.35)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.29	2.45
DD&A	0.35	0.32
Metals inventory adjustments	0.04	0.03
Noncash and other costs, net	0.06	0.06
Total unit costs	2.74	2.86
Other revenue adjustments, primarily for pricing on prior period open sales	(0.53)	(0.53)
Gross profit per pound	$0.56	$0.44

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,218	$727	$101	$11
Treatment charges	(44)	—	—	—
Royalty on metals	(3)	—	—	—
Noncash and other costs, net	—	18	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(154)	—	—	—
Eliminations and other	(1)	(3)	1	—
South America mining	1,016	742	102	11
Other mining[b]	6,171	3,989	389	7
Corporate, other & eliminations	(1,771)	(1,728)	16	—
As reported in FCX's consolidated financial statements	$5,416	$3,003	$507	$18

a.Includes silver sales of 1.1 million ounces ($23.26 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$2,331		$2,331	$301	$2,632
Site production and delivery, before net noncash and other costs shown below	1,508		1,363	179	1,542
By-product credits	(270)		—	—	—
Treatment charges	118		118	—	118
Royalty on metals	4		3	1	4
Net cash costs	1,360		1,484	180	1,664
DD&A	239		212	27	239
Noncash and other costs, net	50	[b]	46	4	50
Total costs	1,649		1,742	211	1,953
Other revenue adjustments, primarily for pricing on prior period open sales	71		71	3	74
Gross profit	$753		$660	$93	$753

Copper sales (millions of recoverable pounds)	606		606

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.85		$3.85
Site production and delivery, before net noncash and other costs shown below	2.49		2.25
By-product credits	(0.45)		—
Treatment charges	0.19		0.19
Royalty on metals	0.01		0.01
Unit net cash costs	2.24		2.45
DD&A	0.40		0.35
Noncash and other costs, net	0.08	[b]	0.07
Total unit costs	2.72		2.87
Other revenue adjustments, primarily for pricing on prior period open sales	0.11		0.11
Gross profit per pound	$1.24		$1.09

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,632		$1,542	$239
Treatment charges	(118)		—	—
Royalty on metals	(4)		—	—
Noncash and other costs, net	—		50	—
Other revenue adjustments, primarily for pricing on prior period open sales	74		—	—
Eliminations and other	—		(2)	—
South America mining	2,584		1,590	239
Other mining[c]	11,744		8,173	675
Corporate, other & eliminations	(3,202)		(3,051)	32
As reported in FCX's consolidated financial statements	$11,126		$6,712	$946

a.Includes silver sales of 2.1 million ounces ($23.20 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes charges totaling $19 million ($0.03 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$2,204	$2,204	$240	$2,444
Site production and delivery, before net noncash and other costs shown below	1,352	1,244	135	1,379
By-product credits	(213)	—	—	—
Treatment charges	84	84	—	84
Royalty on metals	6	5	1	6
Net cash costs	1,229	1,333	136	1,469
DD&A	198	179	19	198
Metals inventory adjustments	11	10	1	11
Noncash and other costs, net	35	33	2	35
Total costs	1,473	1,555	158	1,713
Other revenue adjustments, primarily for pricing on prior period open sales	35	35	—	35
Gross profit	$766	$684	$82	$766

Copper sales (millions of recoverable pounds)	552	552

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.00	$4.00
Site production and delivery, before net noncash and other costs shown below	2.45	2.26
By-product credits	(0.38)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.23	2.42
DD&A	0.36	0.32
Metals inventory adjustments	0.02	0.02
Noncash and other costs, net	0.06	0.06
Total unit costs	2.67	2.82
Other revenue adjustments, primarily for pricing on prior period open sales	0.06	0.06
Gross profit per pound	$1.39	$1.24

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$2,444	$1,379	$198	$11
Treatment charges	(84)	—	—	—
Royalty on metals	(6)	—	—	—
Noncash and other costs, net	—	35	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	35	—	—	—
Eliminations and other	1	(2)	1	—
South America mining	2,390	1,412	199	11
Other mining[b]	13,124	8,184	765	7
Corporate, other & eliminations	(3,495)	(3,443)	32	—
As reported in FCX's consolidated financial statements	$12,019	$6,153	$996	$18

a.Includes silver sales of 2.1 million ounces ($23.31 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended June 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,473		$1,473	$956	$45	$2,474
Site production and delivery, before net noncash and other costs shown below	725		432	280	13	725
Gold and silver credits	(1,002)		—	—	—	—
Treatment charges	151		90	58	3	151
Royalty on metals	92		55	36	1	92
Net cash (credits) costs	(34)		577	374	17	968
DD&A	275		164	106	5	275
Noncash and other costs, net	77	[b]	46	30	1	77
Total costs	318		787	510	23	1,320
Other revenue adjustments, primarily for pricing on prior period open sales	(54)		(54)	1	—	(53)
Gross profit	$1,101		$632	$447	$22	$1,101

Copper sales (millions of recoverable pounds)	386		386
Gold sales (thousands of recoverable ounces)				492

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.82		$3.82	$1,942
Site production and delivery, before net noncash and other costs shown below	1.88		1.12	569
Gold and silver credits	(2.60)		—	—
Treatment charges	0.39		0.23	118
Royalty on metals	0.24		0.14	72
Unit net cash (credits) costs	(0.09)		1.49	759
DD&A	0.71		0.42	216
Noncash and other costs, net	0.20	[b]	0.12	60
Total unit costs	0.82		2.03	1,035
Other revenue adjustments, primarily for pricing on prior period open sales	(0.14)		(0.14)	1
Gross profit per pound/ounce	$2.86		$1.65	$908

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,474		$725	$275
Treatment charges	(92)		59	—
Royalty on metals	(92)		—	—
Noncash and other costs, net	—		77	—
Other revenue adjustments, primarily for pricing on prior period open sales	(53)		—	—
Eliminations and other	—		(3)	—
Indonesia mining	2,237		858	275
Other mining[c]	5,109		4,244	253
Corporate, other & eliminations	(1,609)		(1,554)	19
As reported in FCX's consolidated financial statements	$5,737		$3,548	$547

a.Includes silver sales of 1.8 million ounces ($23.07 per ounce average realized price).
b.Includes a charge of $55 million ($0.14 per pound of copper) associated with a potential administrative fine and charges totaling $12 million ($0.03 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,582	$1,582	$865	$32	$2,479
Site production and delivery, before net noncash and other costs shown below	587	374	205	8	587
Gold and silver credits	(888)	—	—	—	—
Treatment charges	98	63	34	1	98
Export duties	85	54	30	1	85
Royalty on metals	108	72	35	1	108
Net cash (credits) costs	(10)	563	304	11	878
DD&A	262	167	91	4	262
Noncash and other costs, net	3	2	1	—	3
Total costs	255	732	396	15	1,143
Other revenue adjustments, primarily for pricing on prior period open sales	(201)	(201)	(8)	(1)	(210)
PT Smelting intercompany profit	26	17	9	—	26
Gross profit	$1,152	$666	$470	$16	$1,152

Copper sales (millions of recoverable pounds)	410	410
Gold sales (thousands of recoverable ounces)			474

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.86	$3.86	$1,827
Site production and delivery, before net noncash and other costs shown below	1.43	0.91	433
Gold and silver credits	(2.17)	—	—
Treatment charges	0.24	0.15	72
Export duties	0.21	0.13	63
Royalty on metals	0.27	0.18	74
Unit net cash (credits) costs	(0.02)	1.37	642
DD&A	0.63	0.41	193
Noncash and other costs, net	0.01	0.01	2
Total unit costs	0.62	1.79	837
Other revenue adjustments, primarily for pricing on prior period open sales	(0.49)	(0.49)	(17)
PT Smelting intercompany profit	0.06	0.04	19
Gross profit per pound/ounce	$2.81	$1.62	$992

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,479	$587	$262
Treatment charges	(98)	—	—
Export duties	(85)	—	—
Royalty on metals	(108)	—	—
Noncash and other costs, net	—	3	—
Other revenue adjustments, primarily for pricing on prior period open sales	(210)	—	—
PT Smelting intercompany profit	—	(26)	—
Indonesia mining	1,978	564	262
Other mining[b]	5,209	4,167	229
Corporate, other & eliminations	(1,771)	(1,728)	16
As reported in FCX's consolidated financial statements	$5,416	$3,003	$507

a.Includes silver sales of 1.6 million ounces ($20.71 per ounce average realized price).
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Six months ended June 30, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$2,238		$2,238	$1,474	$73	$3,785
Site production and delivery, before net noncash and other costs shown below	1,124		665	438	21	1,124
Gold and silver credits	(1,564)		—	—	—	—
Treatment charges	224		133	87	4	224
Export duties	18		10	7	1	18
Royalty on metals	150		92	55	3	150
Net cash (credits) costs	(48)		900	587	29	1,516
DD&A	423		250	165	8	423
Noncash and other costs, net	107	[b]	63	42	2	107
Total costs	482		1,213	794	39	2,046
Other revenue adjustments, primarily for pricing on prior period open sales	114		114	18	(1)	131
PT Smelting intercompany profit	112		66	44	2	112
Gross profit	$1,982		$1,205	$742	$35	$1,982

Copper sales (millions of recoverable pounds)	584		584
Gold sales (thousands of recoverable ounces)				758

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.83		$3.83	$1,946
Site production and delivery, before net noncash and other costs shown below	1.93		1.14	578
Gold and silver credits	(2.68)		—	—
Treatment charges	0.38		0.23	115
Export duties	0.03		0.02	9
Royalty on metals	0.26		0.15	73
Unit net cash (credits) costs	(0.08)		1.54	775
DD&A	0.72		0.43	217
Noncash and other costs, net	0.18	[b]	0.11	55
Total unit costs	0.82		2.08	1,047
Other revenue adjustments, primarily for pricing on prior period open sales	0.19		0.19	22
PT Smelting intercompany profit	0.19		0.11	58
Gross profit per pound/ounce	$3.39		$2.05	$979

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$3,785		$1,124	$423
Treatment charges	(143)		81	—
Export duties	(18)		—	—
Royalty on metals	(150)		—	—
Noncash and other costs, net	—		107	—
Other revenue adjustments, primarily for pricing on prior period open sales	131		—	—
PT Smelting intercompany profit	—		(112)	—
Eliminations and other	—		(7)	—
Indonesia mining	3,605		1,193	423
Other mining[c]	10,723		8,570	491
Corporate, other & eliminations	(3,202)		(3,051)	32
As reported in FCX's consolidated financial statements	$11,126		$6,712	$946

a.Includes silver sales of 2.7 million ounces ($23.28 per ounce average realized price).
b.Includes a charge of $55 million ($0.09 per pound of copper) associated with a potential administrative fine and charges totaling $25 million ($0.04 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Six months ended June 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$3,184		$3,184	$1,638	$69	$4,891
Site production and delivery, before net noncash and other costs shown below	1,121		730	375	16	1,121
Gold and silver credits	(1,710)		—	—	—	—
Treatment charges	191		124	64	3	191
Export duties	164		107	55	2	164
Royalty on metals	201		135	64	2	201
Net cash (credits) costs	(33)		1,096	558	23	1,677
DD&A	510		332	171	7	510
Noncash and other costs, net	30	[b]	20	10	—	30
Total costs	507		1,448	739	30	2,217
Other revenue adjustments, primarily for pricing on prior period open sales	32		32	3	—	35
PT Smelting intercompany loss	(27)		(17)	(9)	(1)	(27)
Gross profit	$2,682		$1,751	$893	$38	$2,682

Copper sales (millions of recoverable pounds)	789		789
Gold sales (thousands of recoverable ounces)				880

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.04		$4.04	$1,861
Site production and delivery, before net noncash and other credits shown below	1.42		0.92	426
Gold and silver credits	(2.17)		—	—
Treatment charges	0.24		0.16	73
Export duties	0.21		0.14	63
Royalty on metals	0.26		0.17	72
Unit net cash (credits) costs	(0.04)		1.39	634
DD&A	0.64		0.42	194
Noncash and other costs, net	0.04	[b]	0.03	11
Total unit costs	0.64		1.84	839
Other revenue adjustments, primarily for pricing on prior period open sales	0.04		0.04	3
PT Smelting intercompany loss	(0.03)		(0.02)	(10)
Gross profit per pound/ounce	$3.41		$2.22	$1,015

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,891		$1,121	$510
Treatment charges	(191)		—	—
Export duties	(164)		—	—
Royalty on metals	(201)		—	—
Noncash and other costs, net	12		42	—
Other revenue adjustments, primarily for pricing on prior period open sales	35		—	—
PT Smelting intercompany loss	—		27	—
Indonesia mining	4,382		1,190	510
Other mining[c]	11,132		8,406	454
Corporate, other & eliminations	(3,495)		(3,443)	32
As reported in FCX's consolidated financial statements	$12,019		$6,153	$996

a.Includes silver sales of 3.1 million ounces ($22.18 per ounce average realized price).
b.Includes credits of $30 million ($0.04 per pound of copper) associated with adjustments to prior year treatment and refining charges and a charge of $41 million ($0.05 per pound of copper) associated with a settlement of an administrative fine levied by the Indonesia government. Also includes a charge of $18 million ($0.02 per pound of copper) to reserve for exposure associated with export duties in prior periods.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended June 30,
(In millions)	2023	2022

Revenues, excluding adjustments[a]	$156	$151
Site production and delivery, before net noncash and other costs shown below	101	78
Treatment charges and other	6	7
Net cash costs	107	85
DD&A	14	18
Noncash and other costs, net	4	2
Total costs	125	105
Gross profit	$31	$46

Molybdenum sales (millions of recoverable pounds)[a]	7	8

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$23.28	$18.87
Site production and delivery, before net noncash and other costs shown below	15.13	9.77
Treatment charges and other	0.86	0.85
Unit net cash costs	15.99	10.62
DD&A	2.01	2.27
Noncash and other costs, net	0.59	0.30
Total unit costs	18.59	13.19
Gross profit per pound	$4.69	$5.68

Reconciliation to Amounts Reported

		Production
Three Months Ended June 30, 2023	Revenues	and Delivery	DD&A
Totals presented above	$156	$101	$14
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	4	—
Molybdenum mines	150	105	14
Other mining[b]	7,196	4,997	514
Corporate, other & eliminations	(1,609)	(1,554)	19
As reported in FCX's consolidated financial statements	$5,737	$3,548	$547

Three Months Ended June 30, 2022
Totals presented above	$151	$78	$18
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	144	80	18
Other mining[b]	7,043	4,651	473
Corporate, other & eliminations	(1,771)	(1,728)	16
As reported in FCX's consolidated financial statements	$5,416	$3,003	$507

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
XXVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Six Months Ended June 30,
(In millions)	2023	2022

Revenues, excluding adjustments[a]	$386	$285
Site production and delivery, before net noncash and other costs shown below	192	150
Treatment charges and other	13	13
Net cash costs	205	163
DD&A	34	34
Noncash and other costs, net	9	5
Total costs	248	202
Gross profit	$138	$83

Molybdenum sales (millions of recoverable pounds)[a]	15	15

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$26.36	$18.81
Site production and delivery, before net noncash and other costs shown below	13.10	9.90
Treatment charges and other	0.85	0.85
Unit net cash costs	13.95	10.75
DD&A	2.32	2.27
Noncash and other costs, net	0.64	0.34
Total unit costs	16.91	13.36
Gross profit per pound	$9.45	$5.45

Reconciliation to Amounts Reported

		Production
Six months ended June 30, 2023	Revenues	and Delivery	DD&A
Totals presented above	$386	$192	$34
Treatment charges and other	(13)	—	—
Noncash and other costs, net	—	9	—
Molybdenum mines	373	201	34
Other mining[b]	13,955	9,562	880
Corporate, other & eliminations	(3,202)	(3,051)	32
As reported in FCX's consolidated financial statements	$11,126	$6,712	$946

Six months ended June 30, 2022
Totals presented above	$285	$150	$34
Treatment charges and other	(13)	—	—
Noncash and other costs, net	—	5	—
Molybdenum mines	272	155	34
Other mining[b]	15,242	9,441	930
Corporate, other & eliminations	(3,495)	(3,443)	32
As reported in FCX's consolidated financial statements	$12,019	$6,153	$996

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVIII